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                                                                    Exhibit 10.3




                                    April 15, 1998

VIA TELECOPIER

Mr. Reinhard Esser
CRE - CO FINANZ GMBH
Ratinger Strasse 23
4000 Dusseldorf 1
Germany

                  Re:   EXHIBITION AGREEMENT WITH RMS TITANIC, INC.

Dear Rainer:

      As discussed, I am sending this letter to confirm the understandings reached during my visit to your office on April 2, 1998. It was agreed that in resolution of the issues regarding the sums due to RMST through February 28, 1998, CRE CO would pay the balance due to RMST for the month of January 1998 ($183,189 minus $137,541 = $45,848 due) and the sum of $250,000 for the month of
February 1998. In addition, in resolution of issues regarding the period ended February 28, 1998, it was agreed that CRE CO acknowledges that RMST is the beneficial and equitable owner of the exhibitry itemized in an invoice (the "Exhibitry") in the amount of $1,015,638.52 DM dated June 20, 1997 from Bel-Tec Ausstattungen GMBH, that RMST agrees that such exhibitry will be made available and incorporated into any Titanic exhibition undertaken with CRE CO between the present and December 31, 2000, and that legal title to such exhibitry would be transferred from CRE CO to RMST on the earlier of December 31, 2000 or CRE CO and RMST ceasing to present Titanic exhibitions in Europe. Pending the transfer of legal title of the Exhibitry to RMST, CRE CO agrees that no lien, pledge or other encumbrance shall be placed on the Exhibitry, and agrees to execute any documents that RMST may reasonably request to evidence RMST's rights to equitable and beneficial ownership of the Exhibitry pending transfer of legal title to RMST. RMST acknowledges that it has no further claim on an assets of the Hamburg exhibition, except for rights to two-thirds (2/3) of the proceeds from the sale of the catering equipment at the conclusion of the Hamburg exhibition. It was further agreed that the Titanic exhibition would continue to be presented in Hamburg until May 10, 1998, and that for the period from March 1st through and including May 10th, RMST would be paid, on a monthly basis, $2.00 per visitor to the exhibition, 15% of gross merchandise sales at the exhibition, and 50% of the gross catalogue sales at the exhibition. RMST will not have any rights to other revenues derived from the exhibition during the period
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Mr. Reinhard Esser
April 15, 1998
Page 2


from March 1st through May 10, 1998. Based upon 106,584 visitors to the exhibition and $26,502 derived from 50% of catalogue sales (at conversion rate of $1.83) during the month of March 1998, together with your estimate that 15% of gross merchandise sales during the month of March 1998 will be approximately $32,800, it is estimated that RMST is owed approximately $272,300 for the month of March 1998. It has been further agreed that we will meet in the next week or two to discuss the terms for the extension of the exhibition in Hamburg from May 10, 1998 through September 30, 1998.

      Please arrange for the prompt payment of the amounts payable to RMST and signify your agreement with the above by initialling the bottom of this page and returning it to me via fax. I hope to memorialize the above understandings in a formal amendment to the Exhibition Agreement in the next couple of weeks.

      Thank you, and I look forward to seeing you within the next two weeks to discuss the further Hamburg extension and additional European venues.
Best regards.

                                          Very truly yours,


                                          /s/ Allan H. Carlin
                                          -------------------
                                          Allan H. Carlin

AHC:cs

Approved:

s/